Exhibit 99.1

1 North Brentwood Ave	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com

News Release

Belden Appoints Jonathan Klein to Board of Directors and Declares Regular Quarterly Dividend

St. Louis, Missouri – August 24, 2015 – Belden Inc. (NYSE: BDC), a global leader in high quality, end-to-end signal transmission solutions for mission-critical applications announced that it has appointed Jonathan Klein as a Director and member of the Nominating and Corporate Governance Committee. Mr. Klein currently serves as the CEO and Co-Founder of TAPP Media, a subscription video platform for content channels built around special interests and celebrity personalities. His prior experience includes roles as Executive Vice President of CBS News and later, President of CNN in the U.S.

John Stroup, President and Chief Executive Officer of Belden, said, “We are excited to welcome Jonathan Klein to Belden’s Board of Directors and the Nominating and Corporate Governance Committee. His impressive experience in leadership roles within the broadcast industry should provide enormous value to Belden as we navigate a market in transition.”

The Board of Directors also today declared a regular quarterly dividend of five cents per share payable on October 2, 2015 to all shareholders of record as of September 16, 2015.

About Belden

Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial, enterprise and broadcast markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today’s applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia. For more information, visit us at www.belden.com or follow us on Twitter @BeldenInc.

Contact:

Belden Investor Relations

314-854-8054

Investor.Relations@Belden.com

BDC-E